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                        SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


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           Rule 14a-6(e)(2))
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     [X]   Soliciting Material Under Rule 14a-12


                          NORTHFIELD LABORATORIES INC.

                (Name of Registrant as Specified in its Charter)

                              C. ROBERT COATES
                              ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: September 10, 2002

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PRESS RELEASE

SOURCE: C. Robert Coates

COATES, WILLIAMS SAY NORTHFIELD'S CEO MISLED INSTITUTIONAL SHAREHOLDER SERVICES

LAKE FOREST, Ill., Sept. 10 -- C. Robert Coates said that the chief executive officer of Northfield Laboratories Inc. (Nasdaq: NFLD), Dr. Steven Gould, resorted to misstatements, inaccuracies and outright untruth in comments to sway the endorsement of Institutional Shareholder Services (ISS), the leading provider of proxy voting and corporate governance services.

"We have talked with ISS and have filed supporting documents with the Securities and Exchange Commission," said Coates, who, with associate Bert Williams, is running as an independent candidate for a seat on Northfield's board. Coates said he planned to make additional documentation available to investors shortly. "We are not surprised at where the ISS endorsement went considering that it was presented with so many inaccurate statements by Northfield. Though we realize ISS seldom, if ever, changes a recommendation, we hope that, given our discussion and our thorough documentation, it will withdraw its current recommendation prior to the election," he said.

Joining Coates on the conference call to ISS were Dr. Jur Strobos, a lawyer and a doctor who is former Director of Policy Research for the U.S. Food and Drug Administration, and Mr. Brian Lane, a partner with Gibson, Dunn & Crutcher LLP and immediate past director of the Division of Corporation Finance of the Securities and Exchange Commission. Dr. Strobos, who has practiced as a trauma surgeon, was at the FDA when the original RTF regulations were issued. Mr. Lane is an expert on securities regulation and disclosure issues.

"In making its decision, ISS relies almost entirely on the comments of both management and independent candidates. We believe this process only works when management is truthful," said Coates.

"Fortunately, many institutions will vote their shares on the basis of their own analysis rather than rely solely on the ISS recommendation. These institutions," Coates continued, "will look carefully at the reasons behind the precipitous decline in Northfield's per-share price from $20 a year earlier to about $3 a few weeks ago and the continuing lack of progress with the FDA. Moreover, these institutional investors will recognize that most of the information shareholders have received from Northfield has come only because of this proxy contest."

Coates said, "The most basic obligation of the management and directors of any publicly traded company is to provide for full and fair disclosure of information to shareholders. The ISS report only serves to document that Northfield's management and directors have failed their shareholders again."

Coates concluded by saying, "Dr. Steven Gould needs to tell shareholders the truth, especially about the FDA. Then he needs to focus on finding a major pharmaceutical partner to provide the money and talent to commercialize PolyHeme. We continue to believe that PolyHeme could revolutionize the blood industry."

If you are a shareholder with comments, suggestions or questions about the Sept. 13 proxy contest, please call Simon Goldberg of the Robert Coates Group at 1-800 -295-0841, extension 240, or e-mail us at sgoldberg@rcoates.com.

SOURCE: C. Robert Coates